Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Experience Investment Corp. on Form S-4 Amendment No. 2 (File No. 333-252529) of our report dated January 18, 2021, except for Note 11 of which the date is January 27, 2021, with respect to our audits of the consolidated financial statements of Blade Urban Air Mobility, Inc. as of September 30, 2020 and 2019 and for the two years in the period ended September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 25, 2021